SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

Information to be Included in Statements Filed Pursuant to § 240.13d-1(b), (c) and (d) and

Amendments Thereto Filed Pursuant to § 240.13d-2

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Snowflake Inc.

(Name of Issuer)

Class A Common Stock, par value $0.0001 per share

(Title of Class of Securities)

833445109**

(CUSIP Number)

December 31, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

**	This CUSIP number applies to the Issuer’s Class A Common Stock.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GROWTH FUND III, LP (“SEQUOIA CAPITAL GROWTH FUND III”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,988,105
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,988,105

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,988,105
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.6%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 306,300,000 shares of Common Stock outstanding as of November 19, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 3, 2021.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. GROWTH FUND VI, L.P. (“SEQUOIA CAPITAL U.S. GROWTH FUND VI”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 343,089
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 343,089

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 343,089
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 306,300,000 shares of Common Stock outstanding as of November 19, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 3, 2021.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND, L.P. (“SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,350
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,350

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,350
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 306,300,000 shares of Common Stock outstanding as of November 19, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 3, 2021.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. GROWTH FUND VII, L.P. (“SEQUOIA CAPITAL U.S. GROWTH FUND VII”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,964,480
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,964,480

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,964,480
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.3%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 306,300,000 shares of Common Stock outstanding as of November 19, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 3, 2021.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND, L.P. (“SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 368,482
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 368,482

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 368,482
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 306,300,000 shares of Common Stock outstanding as of November 19, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 3, 2021.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS, L.P. (“SEQUOIA CAPITAL GLOBAL GROWTH FUND III – ENDURANCE PARTNERS”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 7,392,888
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 7,392,888

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,392,888
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.4%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 306,300,000 shares of Common Stock outstanding as of November 19, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 3, 2021.

1	NAME OF REPORTING PERSON SCGF III MANAGEMENT, LLC (“SCGF III MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,988,105 shares, of which 1,988,105 shares are directly owned by SEQUOIA CAPITAL GROWTH FUND III. The Managing Member of SEQUOIA CAPITAL GROWTH FUND III is SCGF III MANAGEMENT.
	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

1,988,105 shares, of which 1,988,105 shares are directly owned by SEQUOIA CAPITAL GROWTH FUND III. The Managing Member of SEQUOIA CAPITAL GROWTH FUND III is SCGF III MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,988,105
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.6%1
12	TYPE OF REPORTING PERSON OO

1

Based on a total of 306,300,000 shares of Common Stock outstanding as of November 19, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 3, 2021.

1	NAME OF REPORTING PERSON SC U.S. GROWTH VI MANAGEMENT, L.P. (“SC U.S. GROWTH VI MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

348,439 shares, of which 343,089 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VI and 5,350 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VI and SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND is SC U.S. GROWTH VI MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

348,439 shares, of which 343,089 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VI and 5,350 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VI and SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND is SC U.S. GROWTH VI MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 348,439
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 306,300,000 shares of Common Stock outstanding as of November 19, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 3, 2021.

1	NAME OF REPORTING PERSON SC U.S. GROWTH VII MANAGEMENT, L.P. (“SC U.S. GROWTH VII MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

4,332,962 shares, of which 3,964,480 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VII and 368,482 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VII and SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND is SC U.S. GROWTH VII MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

4,332,962 shares, of which 3,964,480 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VII and 368,482 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VII and SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND is SC U.S. GROWTH VII MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,332,962
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.4%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 306,300,000 shares of Common Stock outstanding as of November 19, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 3, 2021.

1	NAME OF REPORTING PERSON SCGGF III –ENDURANCE PARTNERS MANAGEMENT, L.P. (“SCGGF III—ENDURANCE PARTNERS MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

7,392,888 shares, of which 7,392,888 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS. The General Partner of SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS is SCGGF III –ENDURANCE PARTNERS MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

7,392,888 shares, of which 7,392,888 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS. The General Partner of SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS is SCGGF III –ENDURANCE PARTNERS MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,392,888
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.4%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 306,300,000 shares of Common Stock outstanding as of November 19, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 3, 2021.

1	NAME OF REPORTING PERSON SC US (TTGP), LTD. (“SC US (TTGP)”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

12,074,289 shares, of which 343,089 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VI, 5,350 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND, 3,964,480 shares are directly owned by SEQUOIA U.S. GROWTH FUND VII, 368,482 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND and 7,392,888 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VI and SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND is SC U.S. GROWTH VI MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VII and SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND is SC U.S. GROWTH VII MANAGEMENT. The General Partner of SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS is SCGGF III –ENDURANCE PARTNERS MANAGEMENT. SC US TTGP is the General Partner of each of SC U.S. GROWTH VI MANAGEMENT, SC U.S. GROWTH VII MANAGEMENT and SCGGF III –ENDURANCE PARTNERS MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

12,074,289 shares, of which 343,089 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VI, 5,350 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND, 3,964,480 shares are directly owned by SEQUOIA U.S. GROWTH FUND VII, 368,482 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND and 7,392,888 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VI and SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND is SC U.S. GROWTH VI MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VII and SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND is SC U.S. GROWTH VII MANAGEMENT. The General Partner of SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS is SCGGF III –ENDURANCE PARTNERS MANAGEMENT. SC US TTGP is the General Partner of each of SC U.S. GROWTH VI MANAGEMENT, SC U.S. GROWTH VII MANAGEMENT and SCGGF III –ENDURANCE PARTNERS MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,074,289
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.9%1
12	TYPE OF REPORTING PERSON OO

1

Based on a total of 306,300,000 shares of Common Stock outstanding as of November 19, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 3, 2021.

1	NAME OF REPORTING PERSON DOUGLAS LEONE (“DL”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 591,176
	6

  SHARED VOTING POWER

7,392,888 shares, of which 7,392,888 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS. The General Partner of SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS is SCGGF III –ENDURANCE PARTNERS MANAGEMENT. The General Partner of SCGGF III –ENDURANCE PARTNERS MANAGEMENT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS are Messrs. DL and RB.

	7	SOLE DISPOSITIVE POWER 591,176
	8

  SHARED DISPOSITIVE POWER

7,392,888 shares, of which 7,392,888 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS. The General Partner of SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS is SCGGF III –ENDURANCE PARTNERS MANAGEMENT. The General Partner of SCGGF III –ENDURANCE PARTNERS MANAGEMENT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS are Messrs. DL and RB.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,984,064
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.6%1
12	TYPE OF REPORTING PERSON IN

1

Based on a total of 306,300,000 shares of Common Stock outstanding as of November 19, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 3, 2021.

1	NAME OF REPORTING PERSON ROELOF BOTHA (“RB”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 474,085
6

  SHARED VOTING POWER

7,392,888 shares, of which 7,392,888 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS. The General Partner of SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS is SCGGF III –ENDURANCE PARTNERS MANAGEMENT. The General Partner of SCGGF III –ENDURANCE PARTNERS MANAGEMENT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS are Messrs. DL and RB.

	7	SOLE DISPOSITIVE POWER 474,085
8

  SHARED DISPOSITIVE POWER

7,392,888 shares, of which 7,392,888 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS. The General Partner of SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS is SCGGF III –ENDURANCE PARTNERS MANAGEMENT. The General Partner of SCGGF III –ENDURANCE PARTNERS MANAGEMENT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS are Messrs. DL and RB.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,866,973
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.6%1
12	TYPE OF REPORTING PERSON IN

1

Based on a total of 306,300,000 shares of Common Stock outstanding as of November 19, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 3, 2021.

ITEM 1.

(a) Name of Issuer:

Snowflake Inc.

(b) Address of Issuer’s Principal Executive Offices:

450 Concar Drive

San Mateo, CA 94402

ITEM 2.

(a) Name of Persons Filing:

Sequoia Capital Growth Fund III, L.P.

Sequoia Capital U.S. Growth Fund VI, L.P.

Sequoia Capital U.S. Growth Principals VI Fund, L.P.

Sequoia Capital U.S. Growth Fund VII, L.P.

Sequoia Capital U.S. Growth VII Principals Fund, L.P.

Sequoia Capital Global Growth Fund III –Endurance Partners, L.P.

SCGF III Management, LLC

SC U.S. Growth VI Management, L.P.

SC U.S. Growth VII Management, L.P.

SCGGF III –Endurance Partners Management, L.P.

SC US (TTGP), Ltd.

Douglas Leone

Roelof Botha

The Managing Member of SEQUOIA CAPITAL GROWTH FUND III is SCGF III MANAGEMENT.

The General Partner of SEQUOIA CAPITAL U.S. GROWTH FUND VI and SEQUOIA CAPITAL U.S. GROWTH VI PRINCIPALS FUND is SC U.S. GROWTH VI MANAGEMENT. The General Partner of SC U.S. GROWTH VI MANAGEMENT is SC US (TTGP).

The General Partner of SEQUOIA CAPITAL U.S. GROWTH FUND VII and SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND is SC U.S. GROWTH VII MANAGEMENT. The General Partner of SC U.S. GROWTH VII MANAGEMENT is SC US (TTGP).

The General Partner of SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS is SCGGF III –ENDURANCE PARTNERS MANAGEMENT. The General Partner of SC GLOBAL GROWTH III –ENDURANCE PARTNERS MANAGEMENT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS are Messrs. DL and RB.

(b) Address of Principal Business Office or, if none, Residence:

2800 Sand Hill Road, Suite 101

Menlo Park, CA 94025

(c) Citizenship:

SEQUOIA CAPITAL U.S. GROWTH FUND VI, SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND, SEQUOIA CAPITAL U.S. GROWTH FUND VII, SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND, SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS, SC U.S. GROWTH VI MANAGEMENT, SC U.S. GROWTH VII MANAGEMENT, SCGGF III –ENDURANCE PARTNERS MANAGEMENT, SC US (TTGP): Cayman Islands

SEQUOIA CAPITAL GROWTH FUND III, SCGF III MANAGEMENT: Delaware

DL, RB: USA

(d) CUSIP No.: 833445109

ITEM 3.

If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.	OWNERSHIP

SEE ROWS 5 THROUGH 11 OF COVER PAGES

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  ☒.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

NOT APPLICABLE

ITEM 10.	CERTIFICATION

NOT APPLICABLE

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2022

Sequoia Capital Growth Fund III, LP

By:	SCGF III Management, LLC
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

Sequoia Capital U.S. Growth Fund VI, L.P.

By:	SC U.S. Growth VI Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

Sequoia Capital U.S. Growth Principals VI Fund, L.P.

By:	SC U.S. Growth VI Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

Sequoia Capital U.S. Growth Fund VII, L.P.

By:	SC U.S. Growth VII Management, L.P,
its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

Sequoia Capital U.S. Growth VII Principals Fund, L.P.

By:	SC U.S. Growth VII Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

Sequoia Capital Global Growth Fund III – Endurance Partners, LP

By:	SCGF III –Endurance Partners Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd.

By:	/s/ Douglas Leone
Douglas Leone, Director

SCGF III Management, LLC

By:	/s/ Douglas Leone
Douglas Leone, Director

SC U.S. Growth VI Management, L.P.

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

SC U.S. Growth VII Management, L.P.

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

SCGGF III –Endurance Partners Management, L.P.

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

SC US (TTGP), Ltd.

By:	/s/ Douglas Leone
Douglas Leone, Director

Douglas Leone

By:	/s/ Douglas Leone

Roelof Botha

By:	/s/ Roelof Botha